Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO ANNOUNCES AGREEMENTS TO

ACQUIRE $189 MILLION OF NATURAL GAS PROPERTIES

HOUSTON, TX – August 27, 2004 – Pogo Producing Company (“PPP” – NYSE) announced today that it has entered into agreements to acquire natural gas properties in the San Juan Basin region for $189 million in two separate transactions. Through these agreements, Pogo will be acquiring an estimated 100 billion cubic feet of gas equivalent proven reserves (bcfe) and current production of 15 million cubic feet of natural gas per day (mmcf/d). Pogo will be the operator of these properties. The proven reserves have a reserves-to-production index of 18 years. Plans for these properties will involve an active 2005-2006 drilling program of approximately 50 wells.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, “These transactions highlight our efforts to pursue value-creating domestic acquisitions. These particular long-lived assets bolster our growing San Juan Basin presence and fit well with our strategy of acquiring North American reserves.”

In conjunction with these two new San Juan Basin transactions, Pogo has acquired costless natural gas collars covering 15 mmcf/d for 2005 and 2006.  Pogo entered into collars of $5.50 by $8.00/mcf for 2005, and $5.00 by $7.50/mcf for 2006.

The first of the two acquisitions is expected to close on September 1, 2004 and the second should close on December 1, 2004. The acquisitions are subject to customary closing conditions and will be financed with Pogo’s existing credit facilities and cash flow. Upon closing of these two transactions, Pogo will have acquired more than 150 bcfe of proven reserves for approximately $235 million to date in 2004.

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Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interests in 93 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 804,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 764,000 gross acres in Hungary, approximately 81,000 gross acres in the Denmark North Sea and 1,014,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.